EXHIBIT 99.1

Eagle Bancorp, Inc. Announces 32% Increase in Net Income for First Quarter of 2018 Over 2017 and Total Assets of $7.7 Billion

BETHESDA, Md., April 18, 2018 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $35.7 million for the three months ended March 31, 2018 (basic and diluted earnings per common share of $1.04), a 32% increase over the $27.0 million net income (basic and diluted earnings per common share of $0.79) for the three months ended March 31, 2017.

“We are very pleased to report another quarter of favorable earnings, which continued to exhibit positive trends of balance sheet growth, revenue growth, solid asset quality and favorable operating leverage,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. Mr. Paul continued, “The Company’s assets ended the quarter at $7.7 billion, representing 9% growth over the first quarter of 2017. First quarter 2018 earnings resulted in a return on average assets of 1.91% and a return on average common equity (“ROACE”) of 14.99%.” Mr. Paul added, “We believe our financial results in the first quarter continue to exhibit balanced and consistent performance across all financial measures.”

The Company’s performance in the first quarter of 2018 as compared to the first quarter of 2017 was highlighted by growth in average total loans of 13%, growth in average total deposits of 9%, by an increase in the net interest margin to 4.17% from 4.14% and by 11% growth in total revenue to $81.1 million. Mr. Paul noted that the Company focuses more on growth of average balances year over year since that measure relates more directly to income statement results. For the first quarter of 2018, the annualized net charge-off ratio to average loans was 0.06%; the level of nonperforming assets to total assets remained low at 0.19% and the Company’s operating leverage remained very strong with an efficiency ratio of 38.38%. Mr. Paul added, “In the first quarter of 2018, total loans grew 3.0% over December 31, 2017, and total deposits increased 4.6% over December 31, 2017. The pipeline of loan commitments and new relationship opportunities remains strong. The Company continues to emphasize strategies and focus on achieving core deposit growth. Importantly, the mix of noninterest deposits to total deposits averaged 33.5% in the first quarter of 2018, as compared to 32.3% for the first quarter of 2017.”

The net interest margin was 4.17% for the first quarter of 2018, up four basis points from the fourth quarter of 2017 and three basis points higher than the first quarter in 2017 due substantially to a higher percentage of loans in the asset mix, coupled with higher loan yields. Mr. Paul noted, “While we are seeing a higher cost of funds, we are also experiencing improved loan yields, in part due to rate adjustments on our predominately variable and adjustable rate loan portfolio.” The Company’s net interest income increased 13% in the first quarter of 2018 over 2017 as the Company continues to see good lending opportunities and has continued its emphasis on disciplined pricing for both new loans and funding sources. The Company believes that it has a superior net interest margin compared to peers, but it is also focused on all factors that contribute to Earnings Per Share (“EPS”) growth.

Total revenue (net interest income plus noninterest income) for the first quarter of 2018 was $81.1 million, or 11% above the $73.0 million of total revenue earned for the first quarter of 2017. The primary driver of revenue growth for the first quarter of 2018 as compared to the first quarter of 2017 was net interest income growth of 13% ($75.8 million versus $66.9 million). Noninterest income declined in the first quarter 2018 compared to the same period in 2017, due substantially to lower net investment gains and lower gains on sales of loans in the first quarter of 2018 as compared to 2017. Excluding net gains on sales of investment securities, noninterest income was $5.3 million in the first quarter of 2018 as compared to $5.6 million for the first quarter of 2017, a decrease of 5%.

While the Company’s primary focus continues to be on generating spread income, management also looks to the origination and sale of residential mortgage loans, Small Business Administration (“SBA”) loan activity and FHA Multifamily lending and securitization as components of the Company’s ongoing noninterest income initiatives. For the first quarter of 2018, gains on the sale of residential mortgage loans were $1.4 million as compared to $2.0 million for the first quarter of 2017. The lesser revenue was due to lower volumes. Sales of SBA guaranteed loans resulted in modest gains of $169 thousand on sales for the first quarter of 2018 versus $57 thousand for the same period in 2017. Gains on sales of FHA multifamily loans in the first quarter of 2018 were $48 thousand versus no revenue in the first quarter of 2017.

Asset quality measures remained solid at March 31, 2018. Annualized net charge-offs were 0.06% of average loans for the first quarter of 2018, as compared to 0.04% of average loans for the first quarter of 2017. At March 31, 2018, the Company’s nonperforming loans amounted to $13.4 million (0.20% of total loans) as compared to $14.4 million (0.25% of total loans) at March 31, 2017 and $13.2 million (0.21% of total loans) at December 31, 2017. Nonperforming assets amounted to $14.8 million (0.19% of total assets) at March 31, 2018 compared to $15.7 million (0.22% of total assets) at March 31, 2017 and $14.6 million (0.20% of total assets) at December 31, 2017.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk, including placing loans on nonaccrual status. Based on a thorough risk analysis and consistent application of allowance methodology, management believes that its allowance for credit losses, at 1.00% of total loans (excluding loans held for sale) at March 31, 2018, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.03% at March 31, 2017 and 1.01% of total loans at December 31, 2017. The allowance for credit losses represented 492% of nonperforming loans at March 31, 2018, as compared to 417% at March 31, 2017 and 489% at December 31, 2017.

“The Company’s productivity remained quite strong in the quarter,” noted Mr. Paul. The efficiency ratio of 38.38% reflects management’s ongoing efforts to maintain superior operating leverage. Further, the annualized level of noninterest expenses as a percentage of average assets has declined to 1.64% in the first quarter of 2018 as compared to 1.73% in the first quarter of 2017. The Company’s goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted, “Our favorable efficiency ratio is due in a large part to our streamlined branch system and control of occupancy costs. We maintain $298 million of average deposits per branch as compared to the regional average of $125 million per branch.”

Total assets at March 31, 2018 were $7.70 billion, a 9% increase as compared to $7.09 billion at March 31, 2017, and a 3% increase as compared to $7.48 billion at December 31, 2017. Total loans (excluding loans held for sale) were $6.60 billion at March 31, 2018, a 13% increase as compared to $5.82 billion at March 31, 2017, and a 3% increase as compared to $6.41 billion at December 31, 2017. Loans held for sale amounted to $25.9 million at March 31, 2018 as compared to $29.6 million at March 31, 2017, a 13% decrease, and $25.1 million at December 31, 2017, a 3% increase. The investment portfolio totaled $578.3 million at March 31, 2018, a 16% increase from the $499.8 million balance at March 31, 2017. As compared to December 31, 2017, the investment portfolio at March 31, 2018 decreased by $11.0 million or 2%.

Total deposits at March 31, 2018 were $6.12 billion compared to deposits of $5.79 billion at March 31, 2017, a 6% increase and $5.85 billion at December 31, 2017, a 5% increase. We continue to work on expanding the breadth and depth of our existing customer relationships while we pursue new relationships. Total borrowed funds (excluding customer repurchase agreements) were $492.0 million at March 31, 2018, $291.6 million at March 31, 2017 and $541.9 million at December 31, 2017.

Total shareholders’ equity at March 31, 2018 increased 13%, to $985.2 million, compared to $873.0 million at March 31, 2017, and increased 4%, from $950.4 million, at December 31, 2017. The increase in shareholders’ equity at March 31, 2018 compared to the same period in 2017 was primarily the result of retained earnings. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 15.32% at March 31, 2018, as compared to 14.97% at March 31, 2017, and 15.02% at December 31, 2017. In addition, the tangible common equity ratio was 11.57% at March 31, 2018, compared to 10.97% at March 31, 2017 and 11.44% at December 31, 2017.

For the three months ended March 31, 2018, the Company reported an annualized ROAA of 1.91% as compared to 1.62% for the three months ended March 31, 2017. The annualized ROACE for the three months ended March 31, 2018 was 14.99% as compared to 12.74% for the three months ended March 31, 2017.

Net interest income increased 13% for the three months ended March 31, 2018 over the same period in 2017 ($75.8 million versus $66.9 million), resulting from growth in average earning assets of 13%. The net interest margin was 4.17% for the three months ended March 31, 2018, as compared to 4.14% for the three months ended March 31, 2017. The Company believes its current net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.30% for the first quarter of 2018 (as compared to 5.13% for the same period in 2017) has been a significant factor in its overall profitability.

The provision for credit losses was $2.0 million for the three months ended March 31, 2018 as compared to $1.4 million for the three months ended March 31, 2017. The higher provisioning in the first quarter of 2018, as compared to the first quarter of 2017, is due to higher loan growth coupled with higher net charge-offs. Net charge-offs of $921 thousand in the first quarter of 2018 represented an annualized 0.06% of average loans, excluding loans held for sale, as compared to $623 thousand, or an annualized 0.04% of average loans, excluding loans held for sale, in the first quarter of 2017. Net charge-offs in the first quarter of 2018 were attributable primarily to commercial loans ($981 thousand) and commercial real estate loans ($61 thousand) offset by a net recovery in consumer loans ($120 thousand).

Noninterest income for the three months ended March 31, 2018 decreased to $5.3 million from $6.1 million for the three months ended March 31, 2017, a 13% decrease, due substantially to lower net investment gains in the first quarter of 2018 as compared to 2017 and due to lower gains on the sale of residential mortgage loans ($1.4 million versus $2.0 million) resulting from lower volume. Residential mortgage loans closed were $100 million for the first quarter of 2018 versus $150 million for the first quarter of 2017. Net investment gains were $42 thousand for the three months ended March 31, 2018 compared to $505 thousand for the same period in 2017.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 38.38% for the first quarter of 2018, as compared to 40.06% for the first quarter of 2017. Noninterest expenses totaled $31.1 million for the three months ended March 31, 2018, as compared to $29.2 million for the three months ended March 31, 2017, a 6% increase.

Cost increases for salaries and benefits were $181 thousand, due primarily to increased staff and merit increases. Data processing expense increased by $276 thousand due primarily to increased vendor fees associated with higher volumes and rates. Legal, accounting and professional fees increased $2.0 million, a significant portion of which was due to independent consulting and professional services associated with the internet event late in 2017. FDIC expenses increased $131 thousand due to a higher assessment base resulting from growth in total assets. Other expenses decreased $795 thousand, due primarily to a net loss on the sale of Other Real Estate Owned (“OREO”) in the first quarter of 2017 ($361 thousand), lower business development expenses ($172 thousand), and lower costs to maintain OREO properties pending sale ($90 thousand).

The effective income tax rate for the first quarter of 2018 was 25.6% as compared to 36.2% for the first quarter of 2017 due largely to a reduction in the federal corporate tax rate from 35% to 21% pursuant to The Tax Cuts and Jobs Act of 2017.

The financial information which follows provides more detail on the Company’s financial performance for the three months ended March 31, 2018 as compared to the three months ended March 31, 2017 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its first quarter 2018 financial results on Thursday, April 19, 2018 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 5488038, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through May 3, 2018.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2018	2017
Income Statements:
Total interest income	$89,049	$75,794
Total interest expense	13,269	8,900
Net interest income	75,780	66,894
Provision for credit losses	1,969	1,397
Net interest income after provision for credit losses	73,811	65,497
Noninterest income (before investment gains)	5,262	5,565
Gain on sale of investment securities	42	505
Total noninterest income	5,304	6,070
Total noninterest expense	31,121	29,232
Income before income tax expense	47,994	42,335
Income tax expense	12,279	15,318
Net income	$35,715	$27,017

Per Share Data:
Earnings per weighted average common share, basic	$1.04	$0.79
Earnings per weighted average common share, diluted	$1.04	$0.79
Weighted average common shares outstanding, basic	34,260,882	34,069,528
Weighted average common shares outstanding, diluted	34,406,310	34,284,316
Actual shares outstanding at period end	34,303,056	34,110,056
Book value per common share at period end	$28.72	$25.59
Tangible book value per common share at period end (1)	$25.60	$22.45

Performance Ratios (annualized):
Return on average assets	1.91%	1.62%
Return on average common equity	14.99%	12.74%
Net interest margin	4.17%	4.14%
Efficiency ratio (2)	38.38%	40.06%

Other Ratios:
Allowance for credit losses to total loans (3)	1.00%	1.03%
Allowance for credit losses to total nonperforming loans	491.56%	416.91%
Nonperforming loans to total loans (3)	0.20%	0.25%
Nonperforming assets to total assets	0.19%	0.22%
Net charge-offs (annualized) to average loans (3)	0.06%	0.04%
Common equity to total assets	12.80%	12.31%
Tier 1 capital (to average assets)	11.76%	11.51%
Total capital (to risk weighted assets)	15.32%	14.97%
Common equity tier 1 capital (to risk weighted assets)	11.57%	10.97%
Tangible common equity ratio (1)	11.57%	10.97%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,426,042	$1,235,832
Commercial real estate - owner occupied	$800,747	$638,132
Commercial real estate - income producing	$3,137,498	$2,538,734
1-4 Family mortgage	$103,932	$155,021
Construction - commercial and residential	$1,000,266	$1,021,620
Construction - C&I (owner occupied)	$40,547	$130,513
Home equity	$90,271	$100,265
Other consumer	$3,223	$4,829

Average Balances (in thousands):
Total assets	$7,597,485	$6,772,164
Total earning assets	$7,373,535	$6,538,377
Total loans	$6,433,730	$5,705,261
Total deposits	$6,063,017	$5,554,402
Total borrowings	$523,369	$318,143
Total shareholders’ equity	$966,585	$859,779

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Three Months Ended
	March 31, 2018	March 31, 2017
Common shareholders' equity	$985,180	$873,042
Less: Intangible assets	(107,097)	(107,124)
Tangible common equity	$878,083	$765,918

Book value per common share	$28.72	$25.59
Less: Intangible book value per common share	(3.12)	(3.14)
Tangible book value per common share	$25.60	$22.45

Total assets	$7,698,060	$7,090,163
Less: Intangible assets	(107,097)	(107,124)
Tangible assets	$7,590,963	$6,983,039
Tangible common equity ratio	11.57%	10.97%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2018	December 31, 2017	March 31, 2017
Cash and due from banks	$7,954	$7,445	$9,210
Federal funds sold	29,552	15,767	3,222
Interest bearing deposits with banks and other short-term investments	167,347	167,261	466,750
Investment securities available for sale, at fair value	578,317	589,268	499,807
Federal Reserve and Federal Home Loan Bank stock	34,768	36,324	25,573
Loans held for sale	25,873	25,096	29,567
Loans	6,602,526	6,411,528	5,824,946
Less allowance for credit losses	(65,807)	(64,758)	(59,848)
Loans, net	6,536,719	6,346,770	5,765,098
Premises and equipment, net	19,808	20,991	20,535
Deferred income taxes	30,203	28,770	48,203
Bank owned life insurance	61,291	60,947	60,496
Intangible assets, net	107,097	107,212	107,124
Other real estate owned	1,394	1,394	1,394
Other assets	97,737	71,784	53,184
Total Assets	$7,698,060	$7,479,029	$7,090,163

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,909,210	$1,982,912	$1,831,837
Interest bearing transaction	366,986	420,417	372,947
Savings and money market	2,767,721	2,621,146	2,794,030
Time, $100,000 or more	598,307	515,682	455,830
Other time	479,577	313,827	334,845
Total deposits	6,121,801	5,853,984	5,789,489
Customer repurchase agreements	48,365	76,561	82,160
Other short-term borrowings	275,000	325,000	75,000
Long-term borrowings	217,003	216,905	216,612
Other liabilities	50,711	56,141	53,860
Total liabilities	6,712,880	6,528,591	6,217,121

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 34,303,056, 34,185,163, and 34,110,056, respectively	341	340	339
Additional paid in capital	522,316	520,304	515,656
Retained earnings	467,933	431,544	358,328
Accumulated other comprehensive loss	(5,410)	(1,750)	(1,281)
Total Shareholders' Equity	985,180	950,438	873,042
Total Liabilities and Shareholders' Equity	$7,698,060	$7,479,029	$7,090,163

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
Interest Income	2018	2017
Interest and fees on loans	$84,430	$72,471
Interest and dividends on investment securities	3,592	2,833
Interest on balances with other banks and short-term investments	981	483
Interest on federal funds sold	46	7
Total interest income	89,049	75,794
Interest Expense
Interest on deposits	9,129	5,830
Interest on customer repurchase agreements	50	38
Interest on other short-term borrowings	1,111	53
Interest on long-term borrowings	2,979	2,979
Total interest expense	13,269	8,900
Net Interest Income	75,780	66,894
Provision for Credit Losses	1,969	1,397
Net Interest Income After Provision For Credit Losses	73,811	65,497

Noninterest Income
Service charges on deposits	1,614	1,472
Gain on sale of loans	1,523	2,048
Gain on sale of investment securities	42	505
Increase in the cash surrender value of bank owned life insurance	344	367
Other income	1,781	1,678
Total noninterest income	5,304	6,070
Noninterest Expense
Salaries and employee benefits	16,858	16,677
Premises and equipment expenses	3,929	3,847
Marketing and advertising	937	894
Data processing	2,317	2,041
Legal, accounting and professional fees	2,973	1,002
FDIC insurance	675	544
Other expenses	3,432	4,227
Total noninterest expense	31,121	29,232
Income Before Income Tax Expense	47,994	42,335
Income Tax Expense	12,279	15,318
Net Income	$35,715	$27,017

Earnings Per Common Share
Basic	$1.04	$0.79
Diluted	$1.04	$0.79

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2018			2017
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$282,440	$981	1.41%	$272,131	$483	0.72%
Loans held for sale (1)	24,960	274	4.39%	29,378	283	3.85%
Loans (1) (2)	6,433,730	84,156	5.30%	5,705,261	72,188	5.13%
Investment securities available for sale (2)	614,064	3,592	2.37%	526,210	2,833	2.18%
Federal funds sold	18,341	46	1.02%	5,397	7	0.53%
Total interest earning assets	7,373,535	89,049	4.90%	6,538,377	75,794	4.70%

Total noninterest earning assets	289,333			293,094
Less: allowance for credit losses	65,383			59,307
Total noninterest earning assets	223,950			233,787
TOTAL ASSETS	$7,597,485			$6,772,164

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$372,893	$464	0.50%	$331,235	$237	0.29%
Savings and money market	2,769,722	5,664	0.83%	2,690,526	3,865	0.58%
Time deposits	888,083	3,001	1.37%	737,777	1,728	0.95%
Total interest bearing deposits	4,030,698	9,129	0.92%	3,759,538	5,830	0.63%
Customer repurchase agreements	68,043	50	0.30%	69,628	38	0.22%
Other short-term borrowings	238,356	1,111	1.86%	31,944	53	0.66%
Long-term borrowings	216,970	2,979	5.49%	216,571	2,979	5.50%
Total interest bearing liabilities	4,554,067	13,269	1.18%	4,077,681	8,900	0.89%

Noninterest bearing liabilities:
Noninterest bearing demand	2,032,319			1,794,864
Other liabilities	44,514			39,840
Total noninterest bearing liabilities	2,076,833			1,834,704

Shareholders’ Equity	966,585			859,779
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,597,485			$6,772,164

Net interest income		$75,780			$66,894
Net interest spread			3.72%			3.81%
Net interest margin			4.17%			4.14%
Cost of funds			0.73%			0.56%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.7 million and $4.0 million for the three months ended March 31, 2018 and 2017, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2018	2017	2017	2017	2017	2016	2016	2016
Total interest income	$89,049	$86,526	$82,370	$79,344	$75,794	$75,795	$72,431	$69,772
Total interest expense	13,269	11,167	10,434	9,646	8,900	8,771	7,703	5,950
Net interest income	75,780	75,359	71,936	69,698	66,894	67,024	64,728	63,822
Provision for credit losses	1,969	4,087	1,921	1,566	1,397	2,112	2,288	3,888
Net interest income after provision for credit losses	73,811	71,272	70,015	68,132	65,497	64,912	62,440	59,934
Noninterest income (before investment gains)	5,262	9,496	6,773	6,997	5,565	6,943	6,404	7,077
Gain on sale of investment securities	42	-	11	26	505	71	1	498
Total noninterest income	5,304	9,496	6,784	7,023	6,070	7,014	6,405	7,575
Salaries and employee benefits	16,858	16,678	16,905	16,869	16,677	17,853	17,130	15,908
Premises and equipment	3,929	4,019	3,846	3,920	3,847	3,699	3,786	3,807
Marketing and advertising	937	1,222	732	1,247	894	944	857	920
Other expenses	9,397	7,884	8,033	7,965	7,814	7,284	7,065	7,660
Total noninterest expense	31,121	29,803	29,516	30,001	29,232	29,780	28,838	28,295
Income before income tax expense	47,994	50,965	47,283	45,154	42,335	42,146	40,007	39,214
Income tax expense	12,279	35,396	17,409	17,382	15,318	16,429	15,484	15,069
Net income	35,715	15,569	29,874	27,772	27,017	25,717	24,523	24,145

Per Share Data:
Earnings per weighted average common share, basic	$1.04	$0.46	$0.87	$0.81	$0.79	$0.76	$0.73	$0.72
Earnings per weighted average common share, diluted	$1.04	$0.45	$0.87	$0.81	$0.79	$0.75	$0.72	$0.71
Weighted average common shares outstanding, basic	34,260,882	34,179,793	34,173,893	34,128,598	34,069,528	33,650,963	33,590,183	33,588,141
Weighted average common shares outstanding, diluted	34,406,310	34,334,873	34,338,442	34,324,120	34,284,316	34,233,940	34,187,171	34,183,209
Actual shares outstanding at period end	34,303,056	34,185,163	34,174,009	34,169,924	34,110,056	34,023,850	33,590,880	33,584,898
Book value per common share at period end	$28.72	$27.80	$27.33	$26.42	$25.59	$24.77	$24.28	$23.48
Tangible book value per common share at period end (1)	$25.60	$24.67	$24.19	$23.28	$22.45	$21.61	$21.08	$20.27

Performance Ratios (annualized):
Return on average assets	1.91%	0.82%	1.66%	1.60%	1.62%	1.46%	1.50%	1.57%
Return on average common equity	14.99%	6.49%	12.86%	12.51%	12.74%	12.26%	12.04%	12.40%
Net interest margin	4.17%	4.13%	4.14%	4.16%	4.14%	3.95%	4.11%	4.30%
Efficiency ratio (2)	38.38%	35.12%	37.49%	39.10%	40.06%	40.22%	40.54%	39.63%

Other Ratios:
Allowance for credit losses to total loans (3)	1.00%	1.01%	1.03%	1.02%	1.03%	1.04%	1.04%	1.05%
Allowance for credit losses to total nonperforming loans	491.56%	489.20%	379.11%	356.00%	416.91%	330.49%	255.29%	264.44%
Nonperforming loans to total loans (3)	0.20%	0.21%	0.27%	0.29%	0.25%	0.31%	0.41%	0.40%
Nonperforming assets to total assets	0.19%	0.20%	0.24%	0.26%	0.22%	0.30%	0.41%	0.39%
Net charge-offs (annualized) to average loans (3)	0.06%	0.15%	0.00%	0.02%	0.04%	-0.01%	0.14%	0.15%
Tier 1 capital (to average assets)	11.76%	11.45%	11.78%	11.61%	11.51%	10.72%	11.12%	11.24%
Total capital (to risk weighted assets)	15.32%	15.02%	15.30%	15.13%	14.97%	14.89%	15.05%	12.71%
Common equity tier 1 capital (to risk weighted assets)	11.57%	11.23%	11.40%	11.18%	10.97%	10.80%	10.83%	10.74%
Tangible common equity ratio (1)	11.57%	11.44%	11.35%	11.15%	10.97%	10.84%	10.64%	10.88%

Average Balances (in thousands):
Total assets	$7,597,485	$7,487,624	$7,128,769	$6,959,994	$6,772,164	$6,984,492	$6,492,274	$6,191,164
Total earning assets	$7,373,535	$7,242,994	$6,897,613	$6,728,055	$6,538,377	$6,754,935	$6,266,311	$5,968,488
Total loans	$6,433,730	$6,207,505	$5,946,411	$5,895,174	$5,705,261	$5,591,790	$5,422,677	$5,266,305
Total deposits	$6,063,017	$6,101,727	$5,827,953	$5,660,119	$5,554,402	$5,796,516	$5,353,834	$5,178,501
Total borrowings	$523,369	$382,687	$344,959	$375,124	$318,143	$312,842	$300,083	$207,221
Total shareholders’ equity	$966,585	$951,727	$921,493	$890,498	$859,779	$834,823	$809,973	$783,318

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800